Exhibit 99.1
FOR IMMEDIATE RELEASE
FEBRUARY 10, 2010

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY COMPLETES LONG-TERM RECAPITALIZATION PLAN
DALLAS, February 10, 2010 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), today announced the completion of a recapitalization plan, creating a long-term capital structure with increased financial flexibility. Under the recapitalization, the Partnership has closed a new $420 million senior secured revolving credit facility with a four-year term. The Partnership has also completed the previously announced private placement of $725 million principal amount of 8.875% senior unsecured notes due February 15, 2018 in a private placement. The Partnership used the net proceeds from the senior unsecured notes offering, together with borrowings under its new credit facility, to repay all borrowings outstanding under its previous revolving credit facility, and retire its senior secured notes and to pay related fees, costs and expenses.
“This recapitalization is consistent with our previously announced plan to refinance our debt and provide Crosstex with increased financial flexibility,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “Over the course of the last year, we significantly strengthened our balance sheet through the sale of noncore assets for $622 million, which we believe represents great value in a tough market, and through the placement of $125 million of convertible preferred units with the Blackstone / GSO Capital Solutions funds. In addition, we have continued to optimize our assets, lower our business risks, and make investments where we see the highest growth opportunities. Strong execution of these strategic initiatives, along with our successful recapitalization have significantly improved our cash flow and reduced our leverage. We’re better positioned to serve our customers and take advantage of new business opportunities. We look forward to providing preliminary guidance for 2010 in our March 1st earnings release.”
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Crosstex Energy Completes Long-Term Recapitalization Plan

About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s recapitalization plan, leverage and prospects. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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